EXHIBIT 99.1
Press Release

Las Vegas Sands Completes Refinancing of
Domestic Credit Facility

New Financing Increases Financial Flexibility while Providing Long-Term
Financing at Favorable Interest Rates

Las Vegas, NV (December 19, 2013) —  Las Vegas Sands Corp. (NYSE: LVS) announced today that it has refinanced into a new long-term credit facility and has retired all of the outstanding debt under its existing domestic credit facility.

“Our financial strength is a key competitive advantage as we compete for new integrated resort development opportunities around the globe.  We are therefore extremely pleased to have further strengthened our balance sheet by completing the refinancing of our U.S. Credit Facility.  The new financing extends our maturities through the end of the decade while enhancing our ability to continue meeting two of our key strategic objectives – aggressively pursuing new developments and increasing the return of capital to shareholders,” said Las Vegas Sands Chairman and Chief Executive Officer Sheldon G. Adelson.  “We will continue to pursue opportunities that improve our liquidity and increase our financial flexibility.”

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ABOUT LAS VEGAS SANDS

Las Vegas Sands (NYSE: LVS) is the world’s leading developer and operator of Integrated Resorts.  Our collection of Integrated Resorts in Asia and the United States feature state of the art convention and exhibition facilities, premium accommodations, world-class gaming and entertainment, destination retail and dining including celebrity chef restaurants, and many other amenities.

In Macao, through our majority-owned subsidiary Sands China Ltd. (HKSE: 1928), the company owns and operates a portfolio of properties on Macao’s Cotai Strip®, including The Venetian® Macao, Four Seasons Hotel Macao, and Sands Cotai Central. The company also owns and operates the Sands® Macao on the Macao Peninsula.  In Singapore, the company owns and operates Marina Bay Sands®, the iconic Integrated Resort located in the city-state’s downtown Marina Bay district.

Our properties in the United States include The Venetian® and The Palazzo® on the Las Vegas Strip and Sands® Bethlehem in Eastern Pennsylvania.

Las Vegas Sands is committed to global sustainability through its Sands Eco 360 program and is an active community partner through its various charitable organizations.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221

Media:	Ron Reese	(702) 414-3607